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On November 9, 2021, Southwest Has Holdings, Inc. held its quarterly earnings call, a transcript of which is included below:

REFINITIV STREETEVENTS

EDITED TRANSCRIPT

SWX.N—Q3 2021 Southwest Gas Holdings Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 09, 2021 / 6:00PM GMT

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

CORPORATE PARTICIPANTS

Gregory J. Peterson Southwest Gas Holdings, Inc.—Senior VP & CFO

John P. Hester Southwest Gas Holdings, Inc.—CEO, President & Director

Justin L. Brown Southwest Gas Corporation—Senior VP & General Counsel

Karen S. Haller Southwest Gas Holdings, Inc.—Executive VP and Chief Legal & Administrative Officer

CONFERENCE CALL PARTICIPANTS

Christopher Ronald Ellinghaus Siebert Williams Shank & Co., L.L.C., Research Division—MD, Principal & Senior Equity Utility Analyst

Kody Clark BofA Securities, Research Division—Research Analyst

Richard Wallace Sunderland JPMorgan Chase & Co, Research Division—Associate

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Southwest Gas Holdings 2021 Third Quarter Earnings Conference Call. (Operator Instructions)

I would now like to turn the conference over to Greg Peterson, Senior Vice President and Chief Financial Officer. Please go ahead.

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Thank you, Alexander, and thank you, everyone, for joining us. and welcome to Southwest Gas Holdings Third Quarter 2021 Earnings Conference Call. As Alexander stated, my name is Greg Peterson. I’m the Senior Vice President and CFO of the company. Ken Kenny, our Vice President of Finance and Treasurer, is ill today and unable to join us.

Our conference call is being broadcast live over the Internet. For those of you who would like to access the webcast, please visit our website at www.swgasholdings.com and click on the Conference Call link. We have slides on the Internet, which can be accessed to accompany our discussion.

Today, we have Mr. John P. Hester, President and Chief Executive Officer; Ms. Karen S. Haller, Executive Vice President, Chief Legal and Administration Officer; Mr. Justin L. Brown, Senior Vice President, General Counsel of Southwest Gas Corporation; and other members of senior management to provide a brief overview of the company’s operations and results ended September 30, 2021, and an update to our earnings per share guidance for 2021.

Also, the company will address certain factors that may impact this coming year’s earnings and provide longer-term guidance for 2022. Further, our attorneys have asked me to remind you that some of the information that will be discussed today contains forward-looking statements. These statements are based on management’s assumptions which may or may not come true, and you should refer to the language on Slide 3 of this presentation as well as in the press release and also our SEC filings for a description of the factors that may cause actual results to differ from our forward-looking statements. All forward-looking statements are made as of today, and we assume no obligation to update any such statement.

With that said, I’d like to turn the call over to John.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

John P. Hester - Southwest Gas Holdings, Inc.—CEO, President & Director

Thanks, Greg. Turning to Slide #4. We have an outline for today’s call. I’ll start reviewing some highlights and recapping the investment thesis for our shareholders at Southwest Gas Holdings. Greg will follow with a review of our financial results for the quarter, including breakdown detail for each business segment. Justin will review our numerous regulatory initiatives and activities. Karen will cover recent customer growth, liquidity and capital expenditures, dividend and rate base growth and expectations for 2021 and beyond. And I will wrap up our presentation, recapping the value proposition we believe Southwest Gas Holdings offers its shareholders.

Moving to Slide #5. We present a variety of highlights for our combined businesses. First, from a holdings perspective, last month, we announced the planned acquisition of Questar Pipelines. We’re very excited about this planned acquisition, which is forecasted to be accretive to earnings in 2022. Questar Pipelines is a compelling, high-return suite of assets with unique strength and stability that is both commercially and geographically adjacent to our existing portfolio. The acquisition will significantly increase and diversify regulated business mix and allows new opportunities in the energy transition with a business that has a robust stream of steady contracted earnings and cash flows.

We’re also very excited to have separately announced today the addition of 2 new Board members effective January 1. We’re happy to welcome E. Renae Conley and Carlos Ruisanchez to our Board at the beginning of next year as we anticipate the retirements of 2 valued Board members, Michael Melarkey and Stephen Comer at our May Annual Meeting.

The addition of these 2 new expertly qualified directors is the culmination of a methodical, thoughtful, planned Board refreshment effort that began last year and, as is now seen, was anticipated to bolster our Board for the new year in advance of expected director retirements at the May annual meeting.

Also separately, today, we filed a 14D9 response to a tender offer for Southwest Gas Holdings shares presented last month by Carl Icahn. The tender offer seeks to secure shares of Southwest Gas Holdings at a price of $75 a share, which in consultation with our outside investment bankers and attorneys our Board has concluded is inadequate. We won’t be going into the numerous factors the Board considered in deciding to reject the tender offer on this call, but all of that content can be found in the response to the tender offer that we filed today with the Securities and Exchange Commission.

We’re also focused on the promising role our company can play in the energy transition as our businesses are poised to support the delivery of reliable and affordable energy services, both now and for decades to come.

Next, at our natural gas distribution company, we continue to see strong growth across our service territory, having added 37,000 net new customers over the past year. On the regulatory front, we saw a very promising decision from the Arizona Corporation Commission just this past week, authorizing the recovery of $74 million in margin related to our customer-owned yard line and vintage steel pipe replacement programs.

Also, third quarter operating margin increased by $18 million or 10%. And we continued executing on our sustainability goals as seen with our partnership with Pima County in Arizona supporting the harvesting of renewable natural gas at the now operational Tres Rios RNG processing facility and walking the talk on the energy transition with our announced investment as a founding partner in the Energy Capital Ventures fund.

Meanwhile, at our Centuri and Infrastructure Services business, we continue our high-quality acquisition track record with the completed acquisition during the quarter of Riggs Distler, expanding Centuri’s geographic footprint and service offering suite to include the provision of the unionized electrical contracting services, 5G, offshore, wind and more. Relatedly, we were excited to see Riggs Distler being selected as general contractor for the 880-megawatt Sunrise Wind offshore wind farm.

Overall, we saw Centuri’s third quarter revenues increased by $52 million or 9%. And we’re also eager to explore the opportunities that Centuri may have to capitalize on as part of the federal government’s infrastructure spending plans.

Moving to Slide 6. We present additional detail on our recently announced new Board members. Ms. Conley and Mr. Ruisanchez bring excellent experience and skills to our Board. And we’re very excited to welcome them to the Holdings team. With the simultaneously announced planned retirements of Mr. Melarkey and Mr. Comer at our May Annual Meeting, year-on-year, we anticipate the average tenure of Southwest Gas Holdings directors will decrease from 10.3 years to 8. Current Holdings Director, Robert Bogner, is anticipated to become Chairman of the Holdings Board upon Mike Melarkey’s retirement in May. Our Board’s continuing refreshment efforts ensure shareholders are represented by a Board of Directors with excellent diversity of business experience, professional background, gender and ethnicity.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Turning to Slide 7. We recapped the excellent fit and finish that our planned year-end Questar Pipelines acquisition brings to Holdings shareholders. The comprehensive Questar Pipelines asset brings high-quality contracted customers with an average relationship length of 49 years. Questar Pipelines are a unique and hard to replace suite of assets that serve strong and growing regional demands and provide strong and consistent cash flows and earnings. Questar Pipelines is also an excellent cultural fit with Southwest Gas Holdings given our mutual and independent prioritization of safety, reliability, affordability, customer service and environmental stewardship.

For Holdings, welcoming Questar Pipelines to our family increases our regulated business mix, reduces earnings volatility and business risk, increases earnings per share. Provided strong incremental cash flows, allows us increased participation in the energy transition with opportunities in renewable natural gas, responsibly sourced natural gas, hydrogen, carbon dioxide transportation and more. The acquisition will be done with a flexible financing plan that enables Holdings to maximize returns for our shareholders.

On Slide 8, we provide further insight into the positive ramifications of the Riggs Distler transaction that we closed during the quarter. This acquisition fits the need that we’ve communicated to shareholders over the past 2 years and will accelerate earnings per share and dividends for Holdings’ shareholders.

As mentioned earlier, Riggs Distler’s core competencies in unionized electric services, storm restoration, 5G and renewable energy provide Centuri an enviable expansion opportunity to grow its electric services segment, expand further into the renewable energy space and support our nation’s drive for changes to reduce greenhouse gas emissions. We’re very excited that the acquisition will be accretive for 2022, likely exhibiting a similar seasonal business revenue profile to Centuri’s existing businesses.

Turning to Slide 9. We show the exceptional growth in EBITDA that the Centuri business has cultivated over the past 10 years. Serial successive acquisitions, including Link-Line, Neuco, Linetec and now Riggs Distler, along with organic growth, has demonstrated this Board and management team’s focus on creating tremendous shareholder value and growing the Centuri business.

2020 EBITDA is 5x that experience just 10 years ago. While this business could have been sold 2, 4 or 6 years ago, its continued growth under the stewardship of the Holdings Board has allowed continued polish of this gem of a business while EBITDA valuation multiples from the infrastructure services sector have expanded dramatically over those same periods. Now more than ever, Centuri is poised to increase Holdings profitability while providing a growing source of cash to fund continued capital investments in our state regulated distribution business.

Moving to Slide 10. The Holdings Board and management team believe our utility-oriented businesses, state regulated distribution systems, federally regulated pipeline assets and unregulated utility infrastructure services offer a compelling and complementary investment proposition for our shareholders. Continued strong growth is inherent in each aspect of the business, from strong regional economies, from utilities refreshing aging distribution systems, from significant federal governmental spending initiatives to support new infrastructure and the ability for all these businesses to support the energy transition that desires to increase renewable opportunities while recognizing customer demands for reliability and affordability.

The businesses exhibit great diversity from varied regulatory venues, and the symbiotic nature of state-regulated segments that grow earnings through significant capital reinvestment with federally regulated and nonregulated segments that produce excellent cash flows. The comprehensive Holdings growth theme will reward shareholders with strong earnings and dividend growth while maintaining investment-grade credit ratings and serving current customer needs while aggressively pursuing opportunities in the years ahead to support increased deployment of renewable energy resources nationwide.

With that, I will now turn the call back to Greg.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Thank you, John. As a reminder, our earnings press release and quarterly report on Form 10-Q were made available this morning, and I invite you to read those documents for additional details of our quarterly results and outlook for 2021.

For today’s call, let’s start with a summary of total company operating results on Slide 11. For the 12 months ended September 30, 2021, net income was $234 million or $4.02 per diluted share compared to net income in the prior year period of $220 million or $3.97 per diluted share. For the third quarter of 2021, we reported a consolidated net loss of $0.19 per share compared to third quarter EPS of $0.32 in 2020. Not presented here, but detailed in the earnings press release is adjusted EPS of $0.05 per share in the current quarter, which reflects the impacts of 2 items: one, $13 million or $0.18 per share of transaction cost for the Riggs Distler acquisition; and two, a $5 million or $0.06 per share legal reserve at the utility.

The next several slides detail results by segment. Let’s start with the third quarter natural gas operations results on Slide 12. This waterfall chart shows the components of the change in natural gas operations results between quarters. As a reminder, due to the seasonality of this business, utility losses during the third quarter are expected.

As I previously mentioned, current quarter results reflect the impact of a $5 million legal reserve. Operating margin increased nearly $18 million, including $13 million associated with rate relief in all 3 states as well as $2 million from customer growth, reflecting 37,000 first-time meter sets over the past 12 months.

The increase in O&M expenses includes $2.2 million of incremental temporary staffing, training and stabilization costs associated with our new customer information system, which we implemented in May 2021. The timing of vacation, other time off and miscellaneous employee benefits were up $2.5 million between quarters.

I should note that last year’s third quarter O&M was unusually low and reflected the impacts of COVID-19, which limited in-person training and travel, delayed the hiring of new and replacement employees and deferred various planned projects. Excluding the $5 million legal reserve, O&M for the third quarter of 2021 only increased 5.2% cumulatively or 2% — 2.6% annually since the third quarter of 2019, which was pre-COVID.

The $9.7 million increase in depreciation and amortization and general taxes reflects the impact of a $574 million or 7% increase in average gas plant in service, including the new customer information system. I should note that this customer information system is a $100-plus million project with a 15-year depreciable life.

The $6 million decline in other income reflects no change in the cash surrender value of company-owned life insurance or COLI policies this quarter compared to net income of $4.5 million in last year’s quarter.

Next, let’s go to Slide 13 and Centuri’s quarterly results. Centuri, our utility infrastructure services segment, results for the third quarter were impacted by onetime transaction costs associated with the Riggs Distler acquisition of $13 million. Revenues increased $52.5 million or 9% between quarters, including $49.5 million from Riggs Distler following the August 27 acquisition.

The overall increase in revenues was somewhat muted by reduced activities with 2 significant gas utility customers due to timing and mix of work and a slightly lower level of storm restoration work. The increase in infrastructure expenses was primarily due to the significant growth in overall revenues, including Riggs Distler ACQ results.

Profit margins were somewhat hampered by the lower level of storm restoration work, which generally generates a higher profit margin and reduced operating efficiencies related to the timing and mix of projects with new significant customers.

The $5.8 million increase in depreciation and amortization is primarily attributable to costs added with the Riggs Distler acquisition, and other equipment placed in service to support the higher volume of Centuri’s businesses. The $4.3 million increase in interest expense reflects the higher level of borrowings under Centuri’s expanded credit facility utilized to acquire Riggs Distler.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Next, we’ll transition to a review of 12-month activities, beginning on Slide 14. This slide depicts the components of the $26.1 million increase in natural gas operations net income between 12-month periods. The $72 million or 7% improvement in operating margin reflects $52 million of combined rate relief in Arizona, Nevada and California. Continuing customer growth provided $13 million of the improvement in overall operating margin.

The increase in O&M reflects $7.3 million of service-related pension costs and $1.1 million of higher bad debt allowances. We continue to work with our customers to establish payment plans for those impacted by COVID-19. The $31.9 million increase in depreciation, amortization and general taxes reflects the impacts of a $579 million or 7% increase in average gas plant in service and the incremental Arizona property taxes that are ultimately recovered under our regulatory tracking mechanism.

Let’s move to Slide 15 and Centuri’s 12-month activities. Slide 15 shows the components of the $9.9 million decrease in Centuri’s net income between 12-month periods. As shown, $14 million of onetime transaction costs associated with the acquisition of Riggs Distler caused the decline in earnings. Revenues increased nearly $188 million or 10% between periods, reflecting $129.5 million of incremental electric infrastructure revenues from both Linetec, which we acquired in November 2018, and Riggs Distler, which we acquired in August 2021. Infrastructure services expenses increased primarily due to the higher level of revenues.

Depreciation and amortization increased $10.7 million, primarily attributable to incremental costs related to electric infrastructure, including $4.7 million from Riggs Distler following the acquisition. Additional equipment and computer systems to support the growing volume of work also contributed to the increase in depreciation.

The next couple of slides are focused specifically on Riggs Distler. Slide 16 shows the current primary operating areas for Riggs Distler in darker red and the expanded areas where they have performed emergency storm restoration services, including the recent Hurricane Ida in lighter red. We are excited about the solid union electric foundation that Riggs Distler provides and the expansion into ESG and energy transition work.

About a month ago, we announced that Riggs Distler had been selected as a general contractor for the Orsted and Eversource Sunrise Wind project in New York. We will be responsible for building and assembling wind tower foundation parts onshore for use in this offshore wind project. This is the one piece of the growth that we expect from our acquisition of Riggs Distler.

As John mentioned earlier, we anticipate $600 million of revenue growth from Riggs Distler through 2024. It will be a building process over time such that Riggs Distler will not only be very profitable on a stand-alone basis but is expected to cover the interest carrying charges and acquisition intangibles amortization and be accretive to EPS in 2022.

Slide 17 depicts the initial asset allocation of the Riggs Distler acquisition in August 2021. The weighted average useful life of the property and equipment as well as those of the amortizable intangibles are designed to provide additional clarity and to the expected amounts of depreciation and amortization reflected in 2021 and forward. On the right side of the slide are the key terms of Centuri’s amended and restated credit facility at $1.145 billion term loan B that we utilized to finance the acquisition.

With that, I’ll now turn the call over to Justin Brown for a regulatory update.

Justin L. Brown - Southwest Gas Corporation—Senior VP & General Counsel

Thanks, Greg. Slide 18 highlights our most recent rate case outcomes that will contribute to an increase in revenues of approximately $66 million during the course of calendar year 2021. The continuing theme throughout each of our rate cases has been the partnerships we maintain with each of our commissions to support the very attractive growth profile of the utility.

As part of our most recent rate case decisions, Arizona saw a 46% increase in rate base. Nevada, a 20% increase, which was also on the hills of an over 30% increase in 2018 and a 73% increase in California. This growth in rate base would simply not be possible without strong collaborative relationships with each of our commissions.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Turning to Slide 19 and consistent with prior guidance that we provided about rate case timing, we filed a Nevada rate case during the third quarter. As previously mentioned, the Nevada Commission preferred us to file more frequent rate cases to timely recover our investment in the recently completed customer information system.

In addition to this investment, the primary driver of the request is to reflect the ongoing investments to support customer demand from new growth as well as our continuing efforts to modernize our system to ensure safe and reliable service to our customers, including minimizing fugitive methane emissions.

The request includes a proposed increase in revenues of $30.5 million, resulting from an increase in rate base of nearly $250 million, an almost 20% increase. The commission also established the COVID-19 regulatory asset early in the pandemic. And we are requesting recovery of over $6 million of revenue related to the deferral of late payment charges. We’re requesting to recover this amount over a period of 2 years.

We continue to work towards filing our next Arizona general rate case before year-end. And we filed our notice of intent with the Arizona Corporation Commission this morning. We anticipate the test year ended August 2021, and we plan to request for approval of an adjustment for up to 12 months post test year plan. Based on our proposals, we anticipate a proposed increase to rate base of about 35% to 40%.

Moving to Slide 20. Last week, the ACC approved 100% of the requested revenue requirement associated with our COYL and VSP filings that John mentioned. The $14 million associated with the COYL program will be recovered over a period of 1 year starting this month. And the $60 million related to the VSP program will be recovered over 3 years, beginning March of 2022. We’re appreciative of the commission’s commitment to consider these amounts and allow recovery over a reasonable period of time.

Lastly, moving to Slide 21. As reflected in our presentation today, we have seen tremendous growth in our regulated business and a key partner in that growth story has been our regulators, a strong partnership with each of our regulatory commissions that helped support an increase in rate base of $1.6 billion or nearly 70% since 2017. This simply would not be possible without the support of our regulators through constructive rate case outcomes combined with support of regulatory mechanisms.

Slide 21 also highlights some of these key regulatory mechanisms that have contributed to our ability to deliver on the mutual goals of providing safe, reliable service and supporting growth within our service territories as well as partnering with key stakeholders to pursue initiatives to help reduce greenhouse gas emissions and support a clean energy future.

And with that, I’ll turn it over to Karen.

Karen S. Haller - Southwest Gas Holdings, Inc.—Executive VP and Chief Legal & Administrative Officer

Thanks, Justin. I’ll start on Slide 22. Our regulated utility customers give us high marks for customer satisfaction. In a survey of customers conducted through a third-party research firm, our customer satisfaction scores were an impressive 95% on a 12-month rolling average. And we are proud to rank #1 for utility customer satisfaction in 3 studies conducted by an independent leading national consumer insights firm. For 2 years running, we were ranked first among gas utilities in the West region for business customer satisfaction.

Similarly, we were ranked first in the West region for residential customer satisfaction for 2020. 2021 results are yet to be published. We were also ranked #1 in the West for utility digital experience. This ranking affirms the enhancements we made to our digital channels, including the implementation of a state-of-the-art customer information system this year. This system enables us to deliver an even higher level of service to our customers. These survey results are a testament to the excellent quality of service we provide our customers and a primary reason why 91% of customers surveyed in Arizona, California and Nevada indicated that they want natural gas in their homes.

Turning to Slide 23. We provide information on our diversified and growing customer base at the utility. Customer growth in our service territory continues to be robust. In fact, we added 37,000 first-time meter sets over the past 12 months as people continue to move to the Desert Southwest. In addition, we have decoupled rate designs in all 3 service territories that reduce volatility for both our customers and the company.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Slide 24 illustrates our strong liquidity position. We have a $400 million revolving credit facility and a $250 million term loan. As of the end of September, we have nearly $523 million availability of combined borrowing capacity and cash.

We highlight our capital expenditure program and funding sources for the 3-year period ending December 2023 on Slide 25. To serve new customer growth and ensure the safe and reliable natural gas service our customers expect, we anticipate capital spending of approximately $2.1 billion over the 3-year period. We plan to fund the $2.5 billion combined capital investment and stockholder dividends with 50% from operation cash flows. And the remaining balance was an equal mix of debt and equity.

On Slide 26, we show the 5-year rate base growth expected from our ongoing capital investments in our natural gas distribution system. We expect to grow rate base from approximately $4.5 billion at the end of 2020 to $6.5 billion at the end of 2025, which translates into a 7.5% compound annual growth rate.

Moving to Slide 27. You can see that we have a stockholder dividend of $2.38 per share. The dividend has increased each year for the past 15 years, and we have a compound annual growth rate for the past 5 years of 5.8%. We target a payout ratio of between 55% and 65%.

Our EPS guidance for 2021 is shown on Slide 28. As we approach the final quarter of 2021, we have refined our previous guidance to a range of $4 to $4.10. The adjusted EPS excludes the transaction costs for the recently announced acquisition of Questar Pipelines, the partial year results in costs from the Riggs Distler acquisition and costs associated with the activism response.

On Slide 29, we provide line item support for our 2021 EPS guidance range. At the natural gas operations, we expect operating margin to increase 6% to 8%, pension costs to be relatively flat, operating income to increase 4% to 6%, up from a previous range of 3% to 5%; COLI earnings to be $5 million to $7 million and capital expenditures to be $650 million to $675 million.

At the Centuri Infrastructure business, revenues, excluding Riggs Distler for 2021, are expected to be 1% to 3% greater than the record 2020 amount. And operating income, excluding Riggs Distler, is expected to be 5% to 5.4% of revenues.

Meanwhile, Riggs Distler is expected to generate revenues of $150 million to $170 million with an operating loss of $11 million to $13 million from the date of acquisition. Total interest expenses increased to a range of $19.5 million to $20.5 million due to the term loan and credit facility in connection with the Riggs Distler acquisition. Net income expectations are net of noncontrolling interest and the Canadian exchange rates can influence results due to our Canadian operations.

Finally, we anticipate transaction-related expenses at the corporate and administrative level due to the Questar Pipelines acquisition and activism response of approximately $25 million to $30 million.

Turning to Slide 30. We provide our longer-term expectations. At the Southwest Gas Holdings level, we are announcing an EPS growth range for 2022 and 2023 of 5% to 8% based on adjusted 2021 EPS guidance. We also expect equity issuances of $600 million to $800 million over the 3 years ending in 2023 and as I previously mentioned, a target dividend payout ratio of 55% to 65%.

At the regulated natural gas utility, we expect capital expenditures to be approximately $3.5 billion over the 5 years ending in 2025 and a 7.5% compound annual growth rate for rate base for that same period. At the infrastructure services business, we expect revenues to increase 27% to 33% in 2022 with a full year of Riggs Distler operations. And 2023 revenues are expected to increase 7% to 10% over 2022.

Operating income is expected to be 5.25% to 6.25% of revenues during 2022 and 2023. And EBITDA is expected to be 11% to 12% of revenues during that same period.

I will now turn the call back to John for concluding remarks.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

John P. Hester - Southwest Gas Holdings, Inc.—CEO, President & Director

Thanks, Karen. Wrapping up on Page 31, we believe that Southwest Gas Holdings offers a compelling value proposition for our investors. We are strong and growing and positioning for the future. Our natural gas operations are experiencing strong customer growth and opportunities for capital investment and rate base growth while maintaining affordability of service to customers. We’ll continue to pursue successful regulatory partnerships on the many initiatives described by Justin earlier and look for expanded opportunities and helping address national goals for greenhouse gas emission reductions. All of this with anticipation of a strong growth trajectory or increased earnings and dividends for our shareholders.

Meanwhile, at our Centuri infrastructure services business segment, we’ll continue to grow our business revenues, earnings, cash flows, customer base, service offerings and geographic footprint to maximize the value of this business for our shareholders. We believe this business has great opportunities in the energy transition as it expands its electrical portfolio, grows its renewable opportunities and partners with natural gas distribution utilities to expand and refresh the natural gas infrastructure critical to support the anticipated increased deployment of renewable energy assets across our country.

With that, I’ll now turn the call to Greg.

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Thanks, John. That concludes our prepared presentation. For those who have accessed our slides, we have also provided an appendix with slides that include other pertinent information about Southwest Gas Holdings and its 2 business segments. These slides can be reviewed at your convenience.

Our operator, Alexander, will now explain the process for asking questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) We have your first question from Richard Sunderland with JPMorgan.

Richard Wallace Sunderland - JPMorgan Chase & Co, Research Division—Associate

Just wanted to start maybe with the Questar acquisition. What are your latest thoughts on timing and approach to the financing there?

John P. Hester - Southwest Gas Holdings, Inc.—CEO, President & Director

Richard, I’ll start out. This is John, and then maybe Greg can add some commentary on the end of that. But our anticipation is that this is on track to close by the end of this year or at the end of this year. As you may know from our previous discussions, we do have a 364-day loan that we have access to. And we’re frankly evaluating numerous different financing options that we’ve been looking at.

We hope to do a fair amount of that in the first quarter. It’s possible with blackout periods, et cetera, that some of that may get done in the second quarter. And it’s even possible that some of that gets done in this calendar year. So Greg, any other color on that?

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

I think you’ve covered that, John. We are certainly looking at the equity markets as well as the debt markets. And we’re finding the efficient and best way to accomplish that long-term financing, as John mentioned. We are glad that we have that flexibility of the term loan that provides us the flexibility to seek the best financing for this transaction.

Richard Wallace Sunderland - JPMorgan Chase & Co, Research Division—Associate

Understood. And have you thought about the stake sale at Centuri in light of kind of the new considerations that you outlined around value there as a source of funds, whether for Questar or just overall?

John P. Hester - Southwest Gas Holdings, Inc.—CEO, President & Director

Sure, Richard. This is John again. That is one of the things that we’re taking a look at. It’s something that our Board frankly has looked at probably annually for the past several years. And it certainly would be one way of accomplishing some of that financing. So that definitely is an option on the table that we’re looking at.

Richard Wallace Sunderland - JPMorgan Chase & Co, Research Division—Associate

Understood. And then separately, at a high level, what are the goals or milestones you’re looking at to demonstrate medium-term value on the back of the Board’s tender rejection?

John P. Hester - Southwest Gas Holdings, Inc.—CEO, President & Director

Well, I think, Richard, we’ve got a strong growth trajectory, both at Centuri and at the LDC. And I think that the new pipeline business is going to be a really solid component to that. So I think it’s really going to come down to executing on our business plan and providing you and others the proof and the accounting data that get realized from those efforts.

And ultimately, I think that shareholders will appreciate that, and that will be reflected in our share price. We’re also going to be undertaking a significant investor relations effort to try to make sure that the investors understand the value of the various different business components, including trying to make a special outreach to those investors that might be particularly interested or intrigued by infrastructure service companies, especially in light of the federal government’s plans to fund that infrastructure significantly.

Operator

We have your next question from Julien Dumoulin-Smith with Bank of America.

Kody Clark - BofA Securities, Research Division—Research Analyst

It’s actually Kody Clark on for Julien. First, kind of a housekeeping item. Greg, can you add a little bit more color on the drivers for Centuri’s trailing 12-month EBITDA? Correct me if I’m wrong, but it looks like it was fairly flat year-over-year even when rolling in Riggs Distler. Like is there anything that you would point out to that effect?

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Yes. Kody, this is Greg. Welcome to the call. As you mentioned, both of the numbers are relatively flat between the 12-month periods. As I mentioned in my comments, there was some additional storm work that was — occurred in the prior year, 12-month period versus this year. And so there’s a little bit of that in there. And overall, again, Centuri is gearing up for the expansion in their various systems. And we expect the tremendous growth to start Q4 going forward.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Kody Clark - BofA Securities, Research Division—Research Analyst

And then looking towards the Arizona rate case that will be followed towards the end of the year, how are you thinking about the rate increase ask as you look to roll in all of that capital? It seems like it would be a large step-up. So wondering how you would get stakeholders comfortable with it and especially with such an acute focus on low rates in the state?

Justin L. Brown - Southwest Gas Corporation—Senior VP & General Counsel

Yes. Kody, it’s Justin. It’s a great question. It’s something we’re very much focused on as we’re putting the filing together to make sure that we emphasize the various cost savings, cost management initiatives that have been going on that contribute to managing the reasonable level of our bills because we recognize that given the capital investments that that’s going to put upward pressure. So we’re very focused on the O&M side. And I think we have a good story that we’re in the process of put together that will be incorporated in the filing.

Operator

Your next question comes from the line of Chris Ellinghaus with Siebert Williams Shank.

Christopher Ronald Ellinghaus - Siebert Williams Shank & Co., L.L.C., Research Division—MD, Principal & Senior Equity Utility Analyst

Just a little clarity on the transaction costs for Riggs Distler. I think in the press release, you also mentioned $3 million of other incremental costs. Just to elaborate on what that was and why did you not exclude that as well?

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Yes. Chris, this is Greg. We were really trying to focus on those onetime incremental costs. And we knew that the cost to — incurred on Riggs Distler and going forward for the Questar Pipelines acquisition were things that would — most analysts would want to pull out in making that assessment. Some of these other costs, while they were higher, do recur on an ongoing basis.

Christopher Ronald Ellinghaus - Siebert Williams Shank & Co., L.L.C., Research Division—MD, Principal & Senior Equity Utility Analyst

Okay. Also, the customer information costs incrementally, are those going to be ongoing and for how long?

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

So for the costs that I identified were kind of the stabilization that step-up costs as we move from a system that we’ve been utilizing for the better part of 3 decades. We certainly needed to train and help our people move forward with that. So they were incremental costs especially incurred in Q2 and Q3 this year.

That project is relatively stable going forward. The customers seem to really like it. And we will have ongoing costs associated with the depreciation of that property. But these ramp-up costs that we experienced early in this year will dissipate and go away by year-end.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

Christopher Ronald Ellinghaus - Siebert Williams Shank & Co., L.L.C., Research Division—MD, Principal & Senior Equity Utility Analyst

Okay. Great. Justin, the COYL and VSP ruling seem to go really smoothly. How do you reconcile that with how the APS case was going? And as a second question there, obviously, they got a much lower ROE. Are you concerned about the APS ROE? Or do you feel that they treat you differently?

Justin L. Brown - Southwest Gas Corporation—Senior VP & General Counsel

Well, it’s a good question, Chris, and I’ll answer it the same way we answer these types of questions. I think from our perspective, we have a plan of how we operate with respect to each of our partnerships with the different state commissions.

We believe that regardless of the different proceedings that occur in each of those jurisdictions and in Arizona and I think each of the filings in each of these utilities kind of stand on their own merit, and based on their relationships and the things that they’re requesting as part of their filings. And so it’s hard for me to comment about other utilities in the state and the circumstances that lead to certain outcomes.

I know from our perspective, we feel like we have very good working relationships. We’re very transparent and open with our regulators. This is something — this COYL and VSP filing is something that came up back in 2019, when they wanted to suspend the surcharges because of different interest at that time.

We appreciate their commitment to give us the opportunity to relook at this at a future date, which is exactly what they did. And so we’re appreciative of the fact that they held up that commitment. And we feel like we held up our commitment of the bargain of providing them the information and working with them through the process.

Christopher Ronald Ellinghaus - Siebert Williams Shank & Co., L.L.C., Research Division—MD, Principal & Senior Equity Utility Analyst

Okay. It looks like customer growth maybe slowed a little bit in the quarter. Can you just elaborate on what you’re seeing there?

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Yes. Chris, this is Greg. I don’t think that it slowed any or all. The 37,000 first-time meter sets, as we mentioned, is consistent with what’s going on.

We’re very happy about that. We certainly look forward, I think, as many do to continuing customer growth.

And so we’re well positioned for that. We did have, as we mentioned in our quarterly report, the reestablishment of disconnects for nonpayment for certain of our customers. And so that has a little bit of impact on the total customer counts. But customer growth is strong and we expect it to stay that way for the — certainly the near term.

Operator

I’m showing no further questions at this time. I would now like to turn the conference back to Mr. Greg Peterson for any closing remarks.

Gregory J. Peterson - Southwest Gas Holdings, Inc.—Senior VP & CFO

Thank you, Alexander, and thank you all for your time today. This concludes our conference call, and we appreciate your participation and your interest in Southwest Gas Holdings.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect.

NOVEMBER 09, 2021 / 6:00PM, SWX.N - Q3 2021 Southwest Gas Holdings Inc Earnings Call

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How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the 2022 annual meeting of stockholders of Southwest Gas Holdings, Inc. (the “Company”) (the “Annual Meeting”). In connection with the Annual Meeting, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”), which the Company will furnish, with any other relevant information or documents, to its stockholders in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS WHEN SUCH INFORMATION IS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE ANNUAL MEETING. The proposals for the Annual Meeting will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from www.swgasholdings.com/proxymaterials. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by Company with the SEC in connection with the Annual Meeting at the SEC’s website at http://www.sec.gov, and at the companies’ website at www.swgasholdings.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer for the shares of the Company commenced by IEP Utility Holdings LLC and Icahn Enterprises Holdings L.P., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND STOCKHOLDERS OF SOUTHWEST GAS HOLDINGS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of these documents free of charge at the SEC’s website at www.sec.gov, and at the Company’s website at www.swgasholdings.com. In addition, copies of these materials may be requested from the Company’s information agent, Innisfree M&A Incorporated, toll-free at (877) 825-8621.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among others, the industry, markets in which Southwest Gas Holdings, Inc. (the “Company,” “Southwest Gas Holdings,” “SWX,” or “we”) operates, and the matters described in this press release. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management.    A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income as a percentage of revenues, interest expense, and noncontrolling interest amounts will transpire, nor assurance regarding acquisitions or their impacts, including management’s plans related thereto, such as that currently planned in regard to Riggs Distler & Company, Inc. and the pending acquisition of Dominion Energy Questar Pipeline, LLC and related entities (the “Questar Pipeline Group”). Additional risks include the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale and Purchase Agreement by and between Dominion Energy Questar Corporation and the Company (the “Questar Purchase Agreement”), the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Questar Purchase Agreement, risks that the proposed transaction disrupts current plans and operations, the risks related to the ability of the Company to integrate the Questar Pipeline Group, the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of certain financings that will be obtained for the transaction, potential negative impacts to the Company’s credit ratings as a result of the transaction, the disruption to the Company’s stock price and the costs, fees, expenses and charges related to, and the distraction of management’s attention in connection with, any proxy contest or other stockholder related or similar matters, as well as other risks that are set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2021 and in future filings with the SEC. All forward-looking statements speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are qualified by the cautionary statements in this section. The Company undertakes no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the Annual Meeting. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in its most recent Annual Report on Form 10-K filed with the SEC and its most recent definitive Proxy Statement on Schedule 14A filed with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC, when they become available.